Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-87236 and 333-105187 and Form S-3 No. 333-109108) pertaining to the 2002 Stock Incentive Plan, the 2003 Employee Stock Purchase Plan, and the 4.25% Convertible Notes, respectively, of ExpressJet Holdings, Inc., of our report dated January 16, 2004, with respect to the consolidated financial statements and schedule of ExpressJet Holdings, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Houston, Texas
February 13, 2004